Exhibit 99.1

News Release

Rayonier Names Mark McHugh President & Chief Financial Officer and
Doug Long Executive Vice President & Chief Resource Officer

WILDLIGHT, Fla. (BUSINESS WIRE) – January 23, 2023 – Rayonier (NYSE:RYN) today announced that Mark McHugh has been appointed to the position of President and Chief Financial Officer, effective January 20, 2023. In addition to his current duties as CFO, Mr. McHugh will take on a greater role in leading our strategic planning efforts as well as participating in broader operational and personnel decision-making. He will continue to report to David Nunes, Chief Executive Officer.

Mr. McHugh joined the company in 2014 and most recently served as Senior Vice President and Chief Financial Officer. “Mark’s strategic, financial, and industry expertise uniquely position him to take on added responsibilities,” said Nunes. “He has been a valued leader and partner to me, and we are pleased to acknowledge his many contributions to the organization by expanding his leadership role.”

In addition, Doug Long has been appointed to the position of Executive Vice President and Chief Resource Officer, effective January 20, 2023. In this expanded role, Mr. Long will continue to oversee our global forestry operations, while also devoting more time toward developing business opportunities around nature-based climate solutions. “This promotion reflects Doug's outstanding leadership of our forest resources organization as well as the growing importance of nature-based climate solutions to our long-term strategic vision,” said Nunes. Mr. Long joined Rayonier in 1995 and most recently served as Senior Vice President, Forest Resources. He will continue to report to David Nunes, Chief Executive Officer.

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2022, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.79 million acres), U.S. Pacific Northwest (486,000 acres) and New Zealand (417,000 acres). More information is available at www.rayonier.com.

Contacts
Investors: Collin Mings, investorrelations@rayonier.com, 904-357-9100
Media: Alejandro Barbero, alejandro.barbero@rayonier.com

Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097      www.rayonier.com